EXHIBIT 99

NEWS:

The Sherwin-Williams Company • 101 West Prospect Avenue •

Cleveland, Ohio 44115 • (216) 566-2140

The Sherwin-Williams Company Elects New Director

Matthew Thornton III, Senior Vice President, US Operations, FedEx Express, Joins the Board

CLEVELAND, OHIO, July 16, 2014 – The Sherwin-Williams Company (NYSE: SHW) announced that the Board of Directors of Sherwin-Williams elected Matthew Thornton III to the Board of Directors effective today. Mr. Thornton, 55, is Senior Vice President, US Operations, FedEx Express, the world’s largest express transportation company and a subsidiary of FedEx Corporation. Mr. Thornton was also appointed to the Audit Committee of the Board. Sherwin-Williams’ Board now consists of ten members, including nine independent directors.

“We are very pleased to have Matt join our Board of Directors,” commented Christopher M. Connor, Chairman and Chief Executive Officer of Sherwin-Williams. “Matt is a proven business leader and brings more than 35 years of broad management and operations experience at Federal Express to the Board. He will add a valuable perspective to the Board, and we look forward to his contributions and guidance to Sherwin-Williams and our shareholders for many years to come.”

Mr. Thornton began his career with Federal Express in 1978 as a package handler while a college student at the University of Memphis. He held various management positions with Federal Express before being named Vice President – Regional Operations (Central Region) in 1998. He was promoted to Senior Vice President – Air, Ground & Freight Services in 2004 before being named Senior Vice President, US Operations, FedEx Express in 2006. Mr. Thornton holds a bachelor’s degree from the University of Memphis and an M.B.A. degree from the University of Tennessee, Knoxville.

Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of coatings and related products to professional, industrial, commercial, and retail customers. The company manufactures products under well-known brands such as Sherwin-Williams®, Dutch Boy®, Krylon®, Minwax®, Thompson’s® WaterSeal®, and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 4,100 company-operated stores and facilities, while the company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Global Finishes Group distributes a wide range of products in more than 115 countries around the world. For more information, please visit www.sherwin.com.

Investor Relations Contact:

Bob Wells

Senior Vice President – Corporate Communications and Public Affairs

Sherwin-Williams

Direct: 216.566.2244

rjwells@sherwin.com

Media Contact:

Mike Conway

Director – Corporate Communications

Sherwin-Williams

Direct: 216.515.4393

Pager: 216.422.3751

mike.conway@sherwin.com